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                             21st Century Insurance
                                    21st.com
                                 1-800-221-SAVE

                                                                Company Contact:
                                                                    Mel Spinella
                                                                  (818) 704-3533


                21ST CENTURY INSURANCE GROUP ANNOUNCES POTENTIAL
                            OFFERING OF SENIOR NOTES


WOODLAND HILLS, CA-December 3, 2003-21st Century Insurance Group (NYSE: TW) announced today that the company intends, subject to market and other customary conditions, to privately offer up to $100 million principal amount of senior notes due 2013.

21st Century Insurance Group intends to use the proceeds from the sale of the notes to increase the statutory surplus of 21st Century Insurance Company, a wholly-owned subsidiary of 21st Century Insurance Group, to support the company's continued growth and for general corporate purposes.

The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes will not be registered under the Securities Act. Unless so registered, the notes may not be transferred or resold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful.

21st Century Insurance Group has appointed Banc of America Securities LLC and Lehman Brothers, Inc. as joint book-running managers.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the company's filings with the Securities and Exchange Commission and other factors over which the company has no control. In particular, there can be no assurance that the notes offering will be completed.


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